Exhibit 1.A(5)(g)

                            ADDITIONAL INSURED RIDER

This Rider is a part of the Policy to which it is attached if the Rider is shown in the Schedule. It must be read with all Policy provisions. This Rider does not participate in our surplus earnings. This Rider has no loan or Cash Surrender Value. The Rider effective date is the Policy Date or, if added later, the Monthly Processing Date on or next following the date your application for this Rider is approved by us.

DEFINITIONS. The Additional Insured means the person named in the application for this Rider. The Additional Insured is a different person from the person insured under the base Policy to which this Rider is attached. Any rider providing benefits based on the Insured's disability does not pertain to a disability of the Additional Insured. The owner of the Policy is the owner of this Rider.

THE DEATH BENEFIT. Upon receipt of proof that the Additional Insured died while this Rider was in force, we will pay the Beneficiary a Death Benefit. The benefit is a level amount as shown in the Schedule for the Additional Insured.

COST OF INSURANCE. The cost of insurance for this Rider is determined monthly and deducted from the Account Value of the policy on each Monthly Processing Date until this Rider terminates. Deductions are determined separately for each increase in the Death Benefit. The cost of insurance for the Additional Insured is based on the Policy year and the Additional Insured's sex, rate class, and issue age. The cost of insurance on the Additional Insured is calculated as the monthly cost of insurance rate (as determined by us from time to time) multiplied by the Death Benefit (in thousands) in force on the Additional Insured.

The monthly guaranteed cost of insurance rates per $1,000 for this Rider are shown in the policy in the Table of Guaranteed Rates. These rates apply to a standard insured and will be adjusted by any special rating class for the Additional Insured as shown in the Schedule.

BENEFICIARY. The Beneficiary of this Rider will be the person Insured under the Policy unless otherwise provided. The Beneficiary of this Rider may be changed as provided in the Policy. Unless specifically stated, a beneficiary change under the Policy will not change the Beneficiary under this Rider.

INCONTESTABILITY. After this Rider has been in force during the Additional Insured's life for two years from the Rider effective date, we will not contest the statements in the application for this Rider attached at issue.

After this Rider has been in force during the Additional Insured's life for two years from the effective date of any increase in any benefit with respect to the Additional Insured, we will not contest the statements in the application for such change.

After this Rider has been in force during the Additional Insured's life for two years from the effective date of any reinstatement, we will not contest the statements in the application for such reinstatement.

SUICIDE EXCLUSION. Death of the Additional Insured from suicide within two years from the Rider effective date, whether the Additional Insured is sane or insane, will limit our liability under this Rider to the return of the cost of insurance deducted.

Death of the Additional Insured from suicide within two years from the effective date of any increase in the amount of insurance on the Additional Insured, whether the Additional Insured is sane or insane, will limit our liability with respect to such increase to the return of the cost of insurance deducted for such increase.

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MISSTATEMENT OF AGE OR SEX. If the Additional Insured's age or sex has been misstated, any amount payable by us will be adjusted. The amount payable will be the amount that the cost of insurance which was deducted from the Account Value on the last Monthly Processing Date prior to the death of the Additional Insured would have purchased for the Additional Insured's correct age and sex.

CONVERSION OPTION. Subject to the terms below, the Owner may convert this Rider to a policy on the life of the Additional Insured. You need not submit evidence that the Additional Insured is insurable in order to exercise this option.

1. You must exercise the option in writing and pay the premium due on the new policy. You may exercise the Conversion Option on any Conversion Date.

2. The face amount of the new policy may not be less than the minimum amount issued by us on the plan you select. The face amount of the new policy may be for any amount not exceeding the amount of insurance in force on the Additional Insured.

3. If you want to include an accidental death, waiver of cost, or any other additional benefit in the policy, you will need our consent. You must submit evidence satisfactory to us that the Additional Insured is still insurable for the same Premium Class as this Policy according to our normal rules.

4. The new policy may be any level premium whole life, flexible premium adjustable life or endowment policy issued by us. The Premium for the policy will be at our regular rate charged for the plan you select. The premium will depend on the sex, rate class and attained age nearest birthday of the Additional Insured on the Conversion Date.

5. The Policy Date of the new Policy will be the date of conversion.


CONVERSION DATE. Conversion Dates occur on each Monthly Processing Date prior to the Policy anniversary nearest age 70 of the Additional Insured. On the insured's death, prior to the death of the Additional Insured, an additional Conversion Date will be allowed on the 30th day following the date of the Insured's death. Coverage under this Rider will continue to such date.

CHANGE IN AMOUNT OF COVERAGE. At any time after the first Rider anniversary, the insurance coverage under this Rider may be changed. The coverage may be increased or decreased by a written request from you to change the amount of coverage. You may decrease the coverage only once each Policy year. The change in coverage may not be for an amount of less than $1,000. Any change is subject to the following conditions:
a) Any requested decrease in the Rider Death Benefit is subject to our approval. Our approval may be conditioned on eliminating any future scheduled increases to the rider death benefit. Any decrease will reduce the insurance in the following order:

    i)    against insurance provided by the most recent increase;
    ii)   against the next most recent increase successively; and
    iii) against insurance provided under the original application and stated in the Schedule.

b) The amount of coverage under this Rider in effect after any requested decrease may not be less than $10,000.


c) Any request for an increase must be applied for on a Supplemental Application. The increase is subject to our receiving evidence satisfactory to us that the Additional Insured is still insurable for the same Premium Class as this Policy according to our normal rules. An

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    increase will also be subject to the existence of sufficient Account Values, less any Policy loan, to cover the monthly deduction for the next two months.

d) For any increase or addition to coverage, the effective date will be the Monthly Processing Date that falls on or next follows the date the Supplemental Application is approved by us. For any decrease in coverage, the effective date will be the Monthly Processing Date that falls on or next follows receipt of the written request to reduce coverage. This date will be the effective date shown in the Supplemental Policy Schedule.

TERMINATION.  This Rider will terminate on the earliest of the following dates:

1.  the expiration of the Grace Period of the Policy;
2.  the termination or surrender of the Policy;
3.  the Policy Anniversary nearest the 100th birthday of the Additional Insured;
4. the receipt by us of a written request from you to cancel this Rider on any Monthly Processing Date;
5.  the date a conversion Option is exercised; or
6.  the maturity date of the Policy.

Any deduction for the cost of insurance after termination of this Rider will not be considered a reinstatement of this Rider nor a waiver by us of the termination. Any such deduction will be credited to the Account Value of the Policy as of the date of the deduction.



Signed for the Company at Denver, Colorado

SECURITY LIFE OF DENVER INSURANCE COMPANY

/s/  Gary W. Waggoner
SECRETARY

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